EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Navistar International Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70979, 33-26847, 333-29301, 333-77781, 333-86756, 333-86754, 333-113896, 333-162266, 333-166273 and 333-186820) and on Form S-3 (No. 333-187557) of Navistar International Corporation of our reports dated December 17, 2015 with respect to the Consolidated Balance Sheets of Navistar International Corporation and subsidiaries as of October 31, 2015 and 2014, and the related Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss, Consolidated Statements of Stockholders’ Deficit, and Consolidated Statements of Cash Flows for each of the years in the three-year period ended October 31, 2015 and the effectiveness of internal control over financial reporting as of October 31, 2015, which reports appears in the October 31, 2015 annual report on Form 10-K of Navistar International Corporation.
Our report dated December 17, 2015, on the effectiveness of internal control over financial reporting as of October 31, 2015, expresses our opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to the lack of controls designed to validate the proper classification of warranty claims data, including type of warranty coverage and product/component, which is used to determine the warranty accrual and expense, has been identified and included in management’s assessment.
/s/ KPMG LLP
Chicago, Illinois
December 17, 2015

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